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                     CERTIFICATE OF AMENDMENT

                                OF

                    ARTICLES OF INCORPORATION


Larry D. Hartwig and William C. Greenbeck certify that:

1. They are the President and the Secretary, respectively, of SC Bancorp, a California corporation.

2. Article Six of the Articles of Incorporation of this corporation is amended to read in its entirety as follows:

     No holder of any shares of any class of stock of this corporation shall have preemptive rights to subscribe for any shares of any class of stock of this corporation.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, Corporations Code. The total number of outstanding shares of the corporation is 7,468,505. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.



Date:  May 9, 1995                 /s/
                                   ------------------------------
                                   Larry D. Hartwig
                                   President


                                   /s/
                                   ------------------------------
                                   William C. Greenbeck
                                   Secretary